Exhibit 10.2

PROTO LABS, INC.

2012 LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Agreement

Proto Labs, Inc. (the “Company”), pursuant to its 2012 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, a Stock Unit Award on the terms shown in the table below. The terms and conditions of this Stock Unit Award (this “Award”) are set forth in this Agreement, consisting of this cover page and the Stock Unit Agreement Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Number of Stock Units:	Grant Date:
Vesting Schedule:

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

PARTICIPANT:	PROTO LABS, INC.

By:
Title:

Proto Labs, Inc.

2012 Long-Term Incentive Plan

Stock Unit Agreement

Terms and Conditions

1.	Vesting and Forfeiture.

(a)

The Company hereby grants to Participant on the Grant Date that number of Stock Units (“Units”) equal to the “Number of Stock Units” specified in the table above. Subject to Section 1(b), each Unit will vest as to the portion of Units and on the dates specified in the Vesting Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates does not end. The Vesting Schedule is cumulative.

(b)

Vesting of the Units will be accelerated upon the termination of your Service due to death or Disability, and under the circumstances described in Section 5 of this Agreement, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

(c)

Except as otherwise expressly provided in this Agreement or the Plan, if you cease to continue providing Service to the Company or any Affiliate, then this Award shall terminate and all Units subject to this Award that have not yet vested shall be forfeited by Participant.

(d)	Each Unit that vests will entitle the Participant to receive one Share.

2.

Nature of Units. The Units granted pursuant to this Award are bookkeeping entries only and do not provide the Participant with any dividend, voting or other rights of a shareholder of the Company. The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in this Agreement are satisfied.

3.

Settlement of Units. As soon as practicable after any date on which Units vest, but no later than March 15 of the year following the calendar year in which the vesting date occurs, the Company shall cause to be issued to the Participant (or his or her beneficiary or personal representative) one Share in payment and settlement of each vested Unit. The Company may withhold from the number of such Shares to be delivered in settlement of the Units any Shares required for the payment of taxes as provided in Section 6 below. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

4.

Transfer of Units. You may not assign or transfer the Units other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, the Units shall continue to be subject to the same terms and conditions that were applicable to the Units immediately prior to their transfer.

5.

Change in Control. If, within 12 months of a Change in Control, your Service with the Company and its Affiliates is involuntarily terminated without Cause, or is voluntarily terminated by you for Good Reason (as defined below), and this Award (or a replacement therefor as contemplated by Section 12(b)(1) of the Plan) remains outstanding at the time of such termination, then any unvested portion of the Units (or replacement thereof) shall immediately become vested. For purposes of this Section 5, “Good Reason” means any one or more of the following that occur without your prior written consent:

(a)

a material reduction in your base compensation, other than a reduction that is part of and proportionally consistent with a broad-based reduction in base compensation applicable to Company employees generally;

(b)	a material diminution in your authority, duties or responsibilities;

(c)

a material diminution in the authorities, duties or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee rather than to the Board or a committee thereof;

(d)	a material diminution in the budget over which you retain authority;

(e)

a change in the location of the Company facility or office where you are based to a location more than 50 miles from the Company facility or office where you were based immediately prior to the Change in Control; or

(f)

a material breach by the Company of any terms or conditions of this Agreement or any other agreement between you and the Company, which breach has not been cured by the Company within 15 days after written notice thereof to the Company from you.

In addition to the foregoing, a termination shall be deemed to be for Good Reason only if you notify the Company within 60 days after the later of the occurrence of the event giving rise to Good Reason or your learning of such event, specifically describing such event, and the Company shall have failed to remedy the condition giving rise to such notice within 30 days after such notice has been given.

6.

Taxes. In accepting this Award you agree to indemnify the Company and keep it so indemnified to the extent that it (or, if different your employer at the date a tax charge arises) is required to account for any income tax and/or employee’s National Insurance contributions (or similar social security contributions arising in the U.K. or elsewhere) arising in relation to the issue or transfer to you of Shares pursuant to this Agreement (“Employee’s Tax Liabilities”). For the purposes of such indemnity (but without prejudice to the right of the Company to enforce the indemnity in any other way) you agree that the Company (or if different your employer) shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to you an amount sufficient to cover all or part of any Employee’s Tax Liabilities, and/or (ii) require you or other person receiving Shares under this Award to pay a cash amount sufficient to cover all or part of any Employee’s Tax Liabilities before actual receipt of those Shares. In lieu of all or any part of a cash payment from you as provided above, the Committee may permit you to cover all or part of any Employee’s Tax Liabilities through a sale of Shares to which you are beneficially entitled on vesting of the Units subject to this Award and for this purpose you appoint such relevant person as the Company may direct as your bare trustee and agent for the purposes of providing the Company with sufficient funds to recover all or part of any Employee’s Tax Liabilities by receiving on trust or retaining on trust (as the case may be) (out of the total number of Shares to which you are beneficially entitled) the legal title to and selling such number of Shares as, in the reasonable opinion of the Company, is required to realise (after any tax and costs payable on such sale) a cash amount equivalent to the Employee’s Tax Liabilities and to pay the amount realised to the Company (or as the Company’s may direct, your employer).

7.

Discontinuance of Service; No Contract of Employment. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement. Nothing in this Agreement is intended to, or does, constitute a contract of employment between the Participant and the Company.

8.

Governing Plan Document. This Agreement and the Units are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.	Nature of the Award. In accepting this Award, you acknowledge and confirm your understanding that:

(a)	this Award is subject to vesting conditions and will be forfeited if the vesting conditions are not satisfied;

(b)	the value that you may realize, if any, from this Award is uncertain and contingent, and depends on the future market price of the Company’s common stock, among other factors;

(c)	the value of this Award is an extraordinary item of compensation which is outside the scope of your employment contract or relationship with your direct employer;

(d)

this Award and any past or future Awards are not part of your normal or expected compensation or salary for any purpose, including calculating any severance, resignation, redundancy or end of service payments, or any bonuses, long-service awards, pension or retirement benefits or similar payments;

(e)	the Plan under which this Award has been made is discretionary in nature and may be suspended or terminated by the Company at any time;

(f)

the grant of an Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted to you repeatedly in the past;

(g)	all decisions with respect to any future Award to you will be at the sole discretion of the Company;

(h)	your participation in the Plan is voluntary; and

(i)

no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and you irrevocably release the Company and its Affiliates from any such claim that may arise.

12.	Personal Data. In accepting this Award, you acknowledge and confirm your understanding that:

(a)

the Company and its Affiliates hold certain personal information about you, including information such as your name, home address, telephone number, date of birth, salary, nationality, job title, social security or social insurance number or other such tax identity number, and details of all Awards or other entitlement to Units that are or have been awarded, cancelled, settled, vested, unvested or outstanding in your favor (“Personal Data”);

(b)

in order for the Company to process the Award and maintain a record of Units under the Plan, the Company will collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social security or social insurance number, for income reporting purposes as required by law;

(c)

the Company may transfer Personal Data, electronically or otherwise, to third parties, including such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan;

(d)	such recipients of Personal Data may be located within your jurisdiction of residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions; and

(e)

the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan.

By accepting this Award, you consent, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of your Personal Data by or to such persons and entities identified above for the purposes described, and you accept that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which you reside. You confirm that if you have provided, or in the future will provide, Personal Data concerning third parties such as beneficiaries, you have the consent of any such third party to provide its Personal Data to the Company for the same purposes. You understand that you may, at any time, request to review your Personal Data and require any necessary amendments to it by contacting the Company in writing. You may also elect to forgo participation in the Plan or any other award program at any time.

13.

Severability. If any term or provision in this Agreement shall in whole or part be held to any extent to be unlawful, void or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this Agreement and the validity and enforceability of the remainder of this Agreement shall not be affected.

14.

Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.